Exhibit 99.1

LiqTech International Announces the Appointment of Peter Leifland to its Board of Directors

BALLERUP, Denmark, Mar 11, 2019. LiqTech International, Inc. (NYSE AMERICAN: LIQT) (“LiqTech”), a clean technology company that manufactures and markets highly specialized filtration technologies, is pleased to announce the appointment of Peter Leifland to its Board of Directors, effective today.

Mr. Leifland most recently served as Executive Vice President and member of Group Management of the Alfa Laval Group. Mr. Leifland served as President of the Alfa Laval Marine division during the years 2011-2018 and previously was legal counsel and held operational sales roles in many regions around the world between 1985 and 2011 for the Alfa Laval Group. Prior to joining the Alfa Laval Group, Mr. Leifland worked as a lawyer in Stockholm. Mr. Leifland served on the Board of Cision AB during the years 2005-2011, a publicly-traded company that specializes in communications management. Mr. Leifland holds a graduate degree from Brussels University in Belgium and a Bachelor of Law degree from Lund University in Sweden.

Sune Mathiesen, CEO of LiqTech, commented, “Peter Leifland joins our board at an important time when LiqTech International is gaining significant market traction in the marine scrubber market and other new markets and applications for the company’s silicon carbide membrane systems and filters. Peter brings meaningful relevant experience in our primary end market and in developing industrial engineering businesses. We are delighted to have Peter join the board and look forward to his contributions.”

About LiqTech International, Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that for more than a decade has developed and provided state-of-the-art technologies for gas and liquid purification using ceramic silicon carbide filters, particularly highly specialized filters for the control of soot exhaust particles from diesel engines and for liquid filtration. Using nanotechnology, LiqTech develops products using proprietary silicon carbide technology.

LiqTech’s products are based on unique silicon carbide technology which facilitate new applications and improve existing technologies. LiqTech offers a wide range of filters and membranes for micro- and ultrafiltration, and by incorporating LiqTech’s SiC liquid membrane technology with the Company´s long-term systems design experience and capabilities, LiqTech offers solutions to the most difficult water pollution problems.

For more information, please visit www.liqtech.com

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For Immediate Release

Company Contact:

Sune Mathiesen, Chief Executive Officer

LiqTech International

Phone: +45 5197 0908
sma@liqtech.com

Investor Contact:

Robert Blum

Lytham Partners, LLC

Phone: (602) 889-9700
liqt@lythampartners.com